Exhibit 10.2

RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is effective as of February 17, 2015 by and between Affinity Gaming (“Affinity”) and Marc H. Rubinstein P.C. (“Rubinstein P.C.”).

WHEREAS, Affinity employed Rubinstein P.C.’s Principal, Marc H. Rubinstein, Esq. (“Mr. Rubinstein”), as Affinity’s Senior Vice President, General Counsel and Secretary until February 16, 2015;

WHEREAS, as Senior Vice President, General Counsel and Secretary of Affinity, Mr. Rubinstein obtained valuable information and experience about Affinity’s business;

WHEREAS, Affinity desires to continue to benefit from Mr. Rubinstein’s experience with Affinity by retaining his law firm as independent counsel to perform legal services for Affinity;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the adequacy and receipt of which each party expressly acknowledges, Affinity and Rubinstein P.C. agree as follows:

1.                                      Retention.  Affinity retains Rubinstein P.C. as counsel to Affinity and Rubinstein P.C. accepts such retention upon the terms and conditions set forth in this Agreement.

2.                                      Retention Term.  The term of Rubinstein P.C.’s retention shall begin on February 17, 2015, and shall continue thereafter until terminated by either party upon no less than ninety (90) days written notice to the other party, other than as set forth in Paragraph 5 below (“the Term”).

3.                                      Legal Services.  Rubinstein P.C. shall render legal services to Affinity and its subsidiaries which will include, but not be limited to, Affinity’s and its subsidiaries’ legal, compliance, risk management, benefits, and surveillance functions.  Rubinstein P.C. shall perform such services in accordance with generally accepted professional legal standards, in an expeditious and economical manner consistent with the best interests of Affinity, and in full accord with the ethical requirements of the State Bar of Nevada.  Rubinstein P.C. may not delegate the legal services for Affinity or its subsidiaries to any person or firm outside of Rubinstein P.C. without the prior written consent of Affinity’s Chief Executive Officer.  For the avoidance of doubt, nothing in this Agreement restricts or limits the ability of Rubinstein P.C. to perform legal work for clients other than Affinity and its subsidiaries, subject to the requirements of applicable legal ethical and professional standards, including those concerning conflicts of interest.

4.                                      Continuation as Officer and Director.  Rubinstein P.C. agrees to permit Mr. Rubinstein to continue to serve as an officer of Affinity and as an officer and/or director of certain of Affinity’s subsidiaries without compensation until the earlier of the termination of the Term or Affinity’s appointment of a replacement.  For the avoidance of doubt, the terms of the May 14, 2013 Amended and Restated Indemnification Agreement will continue to apply to Mr. Rubinstein in his continued capacity as an officer of Affinity and as an officer and/or director of certain of Affinity’s subsidiaries.

5.                                      Required Licenses.  Rubinstein P.C. acknowledges that Affinity and its subsidiaries are businesses that are subject to and exist because of privileged licenses issued by governmental authorities.  If requested to do so by Affinity, Rubinstein P.C. shall obtain, or shall cause its personnel to obtain, at Affinity’s sole cost and expense, any license, qualification, clearance or the like which shall be requested or required of Rubinstein P.C. or its personnel by any regulatory authority having jurisdiction over any parent, subsidiary or affiliate of Affinity.  If Rubinstein P.C. fails to satisfy such requirements or if Affinity or any parent, subsidiary, or other affiliate of Affinity is directed to cease doing business with Rubinstein P.C. or any of its personnel by any such authority, or if Affinity shall in good faith determine, in Affinity’s sole and exclusive judgment, that Rubinstein P.C. or any of its personnel, agents, designees or representatives (a) is or might be engaged in, or is about to be engaged in, any activity or activities, or (b) was in or is involved in any relationship which could or does jeopardize, Affinity’s business or such licenses, or those of its parent, subsidiaries, or affiliates, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, then Affinity may terminate this Agreement immediately by written notice to Rubinstein P.C. without providing the ninety (90) day advance notice set forth in Paragraph 2 above.

6.                                      Monthly Retainer.  For the legal services provided by Rubinstein P.C. to Affinity and its subsidiaries hereunder, Affinity will pay Rubinstein P.C. a monthly retainer of $30,000, except that the retainer for February, 2015 will be $15,000 and the retainer for any month in which the Term ends will be prorated.  Affinity will make the retainer payments semi-monthly in arrears, paying $15,000 on or about the first day of the month immediately following the month during which the legal services were performed, and the remaining $15,000 on or about the 15th day of the month immediately following the month during which the legal services were performed.   With respect to the retainer for February, 2015, Affinity will pay Rubinstein P.C. $15,000 on or about March 2, 2015.  Affinity will send the monthly retainer to Rubinstein P.C.’s address listed in Paragraph 12 below, or to such other address or by wire transfer as Rubinstein P.C. subsequently notifies Affinity in writing.

7.                                      Office and Expenses.  In order to facilitate Rubinstein P.C.’s performance of legal services for Affinity and its subsidiaries, Affinity will provide a reasonable office and filing space and a computer at its Las Vegas office for Mr. Rubinstein to use when he needs to work at Affinity’s office.  In addition, Affinity shall reimburse Rubinstein P.C. for reasonable out-of-pocket expenses incurred in performing legal services for Affinity including, but not limited to, reasonable mileage, lodging, and other travel-related expenses, as itemized on an appropriate invoice.  Affinity will pay such invoices within thirty days after receipt.

8.                                      Nondisclosure of Confidential and Proprietary Information.  Rubinstein P.C. acknowledges and agrees that Affinity’s retention of Rubinstein P.C. will result in its and its personnel’s exposure and access to confidential and proprietary information including, but not limited to, formulas, management, administration, and accounting systems, supplies and service costs, financial information, business and marketing strategies, and personal information about Affinity and certain stockholders of Affinity that are represented on the Affinity Board of Directors (collectively, with their affiliates and their and their affiliates’

portfolio companies, “Board Stockholders”), and their respective owners, affiliates, principals, members, officers, directors, and employees (“Confidential and Proprietary Information”) which information is of great value to Affinity and the Board Stockholders, and their respective owners, affiliates, principals, members, officers, directors, and employees.  Rubinstein P.C. agrees that it and its personnel shall not, other than on behalf of Affinity or the Board Stockholders, at any time during Rubinstein P.C.’s retention and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media, or entity, any Confidential and Proprietary Information, or use any Confidential and Proprietary Information for any purpose other than on behalf of Affinity or the Board Stockholders, unless previously authorized to do so in writing by Affinity’s Chief Executive Officer and/or the authorized representative of the Board Stockholder (“Authorized Board Representative”), as appropriate, required by law or court order, or such confidential or proprietary information has become publicly available other than by reason of Rubinstein P.C.’s or any of its personnel’s breach of this Agreement or of another individual’s or entity’s violation of an obligation not to disclose such information.  Should Rubinstein P.C. or any of its personnel be required by law or court order to disclose any Confidential and Proprietary Information, Rubinstein P.C. agrees to give Affinity’s Chief Executive Officer and/or the Authorized Board Representative, as appropriate, prompt notice so as to allow Affinity and/or the Board Stockholders to challenge such application of the law or court order, or otherwise to attempt to limit the scope of such disclosure.  This Paragraph applies to all Confidential and Proprietary Information, regardless of when such information is or was disclosed to Rubinstein P.C. or any of its personnel.

9.                                      Patents, Copyrights, Trademarks, and Other Property Rights.  Rubinstein P.C. acknowledges and agrees that any and all inventions, improvements, discoveries, formulas, technology, administration and accounting systems, processes, and computer software relating to Affinity’s, its subsidiaries’, or the Board Stockholders’ businesses (whether or not patentable), discovered, developed, or learned by Rubinstein P.C. or any of its personnel during Rubinstein P.C.’s retention hereunder (“Intellectual Property”) are the sole and absolute property of Affinity and/or a Board Stockholder and are “works made for hire” as that term is defined in the copyright laws of the United States.  Rubinstein P.C. acknowledges and agrees that Affinity and/or a Board Stockholder is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to the Intellectual Property, Rubinstein P.C. expressly disclaims any and all ownership rights to such Intellectual Property, and Rubinstein P.C. will, and will cause its personnel to, fully assist Affinity and/or the Board Stockholders to obtain the patents, copyrights, trademarks, or other property rights to all Intellectual Property.  Rubinstein P.C. has been notified by Affinity and understands that the foregoing provisions of this Paragraph do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of Affinity, its subsidiaries, or the Board Stockholders was used and which was developed entirely on Rubinstein P.C.’s or its personnel’s own time, unless the invention:  (a) relates to the business of Affinity, its subsidiaries, or the Board Stockholders or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Rubinstein P.C. or its personnel for Affinity, its subsidiaries, or the Board Stockholders.

10.                               Nondisparagement.    Rubinstein P.C. agrees not to engage in any conduct, or make any statement in any form, or permit its personnel to engage in any conduct, or make any statement in any form that may disparage, defame, or otherwise diminish the reputation of Affinity, the Board Stockholders, and their respective affiliates, funds, products, services, owners, members, principals, investors, officers, directors, employees, or their respective families.

11.                               Remedies.  Without limiting the rights of Affinity and/or the Board Stockholders to pursue any other legal and/or equitable remedy available to them for any breach by Rubinstein P.C. or any of its personnel of the covenants contained in Paragraphs 8 -10 above, Rubinstein P.C. acknowledges that a breach of those covenants would cause a loss to Affinity and/or the Board Stockholders for which they could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate Affinity and/or the Board Stockholders for a breach of those covenants and that, accordingly, Affinity and/or the Board Stockholders shall be entitled to injunctive relief to prevent any breach or continuing breaches of my covenants set forth in Paragraphs 8 - 10  above, without the necessity of posting a bond.  It is the parties’ intention that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court.

12.                               Notices.  All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended, sent by a next day delivery service such as Federal Express, or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown below for each such party or such other address as that party may designate in writing hereafter:

(a)	If to Affinity:	(b)	If to Rubinstein P.C.:

	Michael Silberling		Marc H. Rubinstein, Esq.
	Chief Executive Officer		Principal
	Affinity Gaming		Marc H. Rubinstein, P.C.
	3755 Breakthrough Way		3883 Howard Hughes Parkway
	Suite 300		Suite 790
	Las Vegas, Nevada 89135		Las Vegas, Nevada 89169

13.                               Waiver.  Any party’s future waiver of any breach by the other party of any provision of this Agreement or failure to enforce any such provision with respect to that party shall not operate or be construed as a waiver of any subsequent breach by that party of any such provision or of the other party’s right to enforce any such provision with respect to that party.  No act or omission of Affinity shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Affinity’s Chief Executive Officer.  No act or omission of Rubinstein P.C. shall constitute a waiver of its rights hereunder except for a written waiver signed by Mr. Rubinstein.

14.                               Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, the parties consent to and request that the court modify such provision to the extent necessary to make it valid and legally enforceable.  If such modification is not permitted or not possible, or if the proposed modification would not retain the intent of the parties, the parties agree that the provision shall be severed from the Agreement, and that the validity and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

15.                               Third Party Beneficiaries.  Rubinstein P.C. acknowledges and agrees that each Board Stockholder is an express third party beneficiary of Rubinstein P.C.’s obligations hereunder and shall have full rights to enforce the terms of this Agreement against it as if they were signatories hereto.

16.                               Amendments.  The terms of this Agreement may be modified or amended only by a writing signed by both Mr. Rubinstein and Affinity’s Chief Executive Officer.

17.                               Entire Agreement.  This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.

RUBINSTEIN P.C. AND AFFINITY EXPRESSLY STATE THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH INTENDS TO BE BOUND THEREBY.

AFFINITY GAMING		MARC H. RUBINSTEIN P.C.

By:	/s/ Michael Silberling	By:	/s/ Marc H. Rubinstein
	Michael Silberling		Marc H. Rubinstein, Esq.
	Chief Executive Officer		President

	Dated: February 17, 2015		Dated: February 17, 2015